SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                                (Amendment No. 8)


                             Openwave Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    683718308
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              William R. Lucas, Jr.
                          One Riverchase Parkway South
                              Birmingham, AL 35244
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 March 15, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Master Fund I, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,684,950

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,684,950

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,684,950

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.1%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Offshore Manager, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,684,950

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,684,950

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,684,950

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.1%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMC Investors, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,684,950

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,684,950

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,684,950

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.1%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Special Situations Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,425,050

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,425,050

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,425,050

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.6%

14.  TYPE OF REPORTING PERSON*

     PN

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Special Situations GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,425,050

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,425,050

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,425,050

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.6%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMC - New York, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     3,425,050

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     3,425,050

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,425,050

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.6%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbert Management Corporation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     11,110,000

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     11,110,000

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,110,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.7%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Philip Falcone

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     11,110,000

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     11,110,000

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,110,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.7%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Raymond J. Harbert

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     11,110,000

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     11,110,000

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,110,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.7%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 683718308
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael D. Luce

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [x]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     11,110,000

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     11,110,000

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,110,000

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.7%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No.   683718308
            ---------------------

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
Item 1.  Security and Issuer.

     NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MARCH 15, 2007.

--------------------------------------------------------------------------------
Item 2.  Identity and Background

     NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MARCH 15, 2007.

--------------------------------------------------------------------------------
Item 3.  Source and Amount of Funds or Other Consideration.

     NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MARCH 15, 2007.

--------------------------------------------------------------------------------
Item 4.  Purpose of Transaction.

     NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MARCH 15, 2007.

--------------------------------------------------------------------------------
Item 5.  Interest in Securities of the Issuer.

     NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MARCH 15, 2007.

--------------------------------------------------------------------------------
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

In addition to the Shares beneficially held by the Reporting Persons, on March 5, 2007, the Special Fund entered into an equity swap agreement with a securities broker under which (i) the Special Fund will be obligated to pay to the broker the equity notional amount of the 420,000 shares subject to this agreement (the "First Reference Shares") as of the beginning of each calculation period (which resets monthly), plus interest at a rate equal to LIBOR plus 90 basis points, and (ii) the broker will be obligated to pay to the Special Fund the market value of the First Reference Shares as of the end of each calculation period. Any dividends received by the broker on the First Reference Shares during the term of the agreement will be paid to the Special Fund. All balances will be cash settled and there will be no transfer of voting or dispositive power over the First Reference Shares.

On March 6, March 7, March 8, March 12 and March 15, 2007, the Master Fund entered into equity swap agreements with a securities broker under which (i) the Master Fund will be obligated to pay to the broker the equity notional amount of the 580,000 shares, the 500,000 shares, the 500,000 shares, the 250,000 shares and the 500,000 shares subject to these agreements, respectively, (the "Second Reference Shares") as of the beginning of each calculation period (which resets monthly), plus interest at a rate equal to LIBOR plus 90 basis points, and (ii) the broker will be obligated to pay to the Master Fund the market value of the Second Reference Shares as of the end of each calculation period. Any dividends received by the broker on the Second Reference Shares during the term of the agreements will be paid to the Master Fund. All balances will be cash settled and there will be no transfer of voting or dispositive power over the Second Reference Shares.

--------------------------------------------------------------------------------
Item 7.  Material to be Filed as Exhibits.

     ITEM 7 FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MARCH 15, 2007 IS HEREBY AMENDED TO INCLUDE THE FOLLOWING EXHIBIT:

Exhibit A: Agreement between the Reporting Persons to file jointly

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

HMC Investors, L.L.C.*

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbinger Capital Partners Special Situations Fund, L.P.
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbinger Capital Partners Special Situations GP, LLC*
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

HMC - New York, Inc.*

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbert Management Corporation*

By: /s/ William R. Lucas, Jr.
    --------------------------

/s/ Philip Falcone*
-------------------
Philip Falcone*

/s/ Raymond J. Harbert*
-----------------------
Raymond J. Harbert*

/s/ Michael D. Luce*
--------------------
Michael D. Luce*


March 16, 2007

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13D, Amendment No. 8 dated March 16, 2007 relating to the Common Stock of Openwave Systems, Inc. shall be filed on behalf of the undersigned.

Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

HMC Investors, L.L.C.*

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbinger Capital Partners Special Situations Fund, L.P.
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbinger Capital Partners Special Situations GP, LLC*
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

HMC - New York, Inc.*

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbert Management Corporation*

By: /s/ William R. Lucas, Jr.
    --------------------------

/s/ Philip Falcone*
-------------------
Philip Falcone

/s/ Raymond J. Harbert*
-----------------------
Raymond J. Harbert

/s/ Michael D. Luce*
--------------------
Michael D. Luce


*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

March 16, 2007


SK 03773 0003 756781